Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2025 except for the effects of the restatement discussed in Note 15 to the consolidated financial statements, as to which the date is November 14, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of CYNGN Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Marcum LLP

San Francisco, CA

January 28, 2026